Sun Pacific Holding Corporation Subsidiary MedRecycler-RI, Inc. Enters into Profit Participation Partnership Agreement with Equipment Manufacturer for $3.1 Million Equipment Contribution to Produce HCL

MANALAPAN, N.J., October 21, 2019 – Sun Pacific Holding Corp. (OTHER OTC: SNPW) announces that its subsidiary, MedRecycler–RI, Inc. (“MedRecycler”), has entered into a profit participation partnership agreement with its medical waste to energy equipment manufacturer. The manufacturer will contribute approximately $3.1 million in Hydrochloric acid (“HCL”) refining equipment that will allow elements of the MedRcycler medical waste residuals to be processed into HCL for sale. The partnership agreement provides for the contribution of the processing equipment in return for a twenty percent (“20%”) gross profit participation right from the processing and sale of the HCL. MedRecycler will contribute and utilize elements of the residual that is produced from the processing of medical waste, along with housing and operating the equipment as part of the agreement. The asset contribution and profit participation partnership agreement is contingent upon the closing of MedRecycler’s permanent financing to fund the MedRecycler facility in West Warrick, RI.

Nicholas Campanella, CEO of Sun Pacific Holding Corp. stated, “We are very pleased that MedRecycler could enter into this agreement that proactively uses elements of a waste residual in a manner that creates both economic and environmental benefits for all of our stakeholders. This agreement allows for a creative alternative financing approach that MedRecycler can utilize to bolster its assets, while enhancing its profit performance that otherwise it would not be able to afford to undertake at this time. It also further strengthens the business case with the addition of the underlying contributed and pledged assets for the Medical Waste to Energy project, which enhances and addresses certain underwriting issues associated with the permanent financing that MedRecyler is currently working to close. As we work to fund this project and participate in other projects, we continue to look for creative and alternative arrangements that enhance the value of all of our stakeholders, while addressing concerns of underwriters and partners, which allows us to push forward in our strategy to build Sun Pacific and its various subsidiaries and partnerships.”

Profit participation rights partnership agreements are contractual agreements in which investors can contribute assets, capital, and or expertise in exchange for a portion of the downstream profit participation created from the profitable performance of the partnership, while eliminating risk of operating losses, guarantees, and other equity derived requirements that equity participation could require of the contributing parties.

Sun Pacific looks forward to keeping its stakeholders aware of the progress of MedRecycler as it nears the commercial launch of this 48,000 square foot facility, which should be able to process up to 70 tons of medical waste per day. MedRecycler is designed as an advanced technology and environmentally conscious medical waste processing facility that can serve a vital, ongoing need of the medical community and also generate clean energy.

For full details on the MedRecycler project, including planned applications for the recycling of medical waste, visit the MedRecycler website at www.MedRecycler.com.

About Sun Pacific Holding Corp.

Sun Pacific Holding Corp. (OTC OTHER: SNPW) uses management’s knowledge and experience to serve its customers and now all of its stakeholders through quality service and equipment, working to keep customers satisfied, and by doing our part in protecting the environment with smart green technology. For more information, visit www.sunpacificholding.com.

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IR Contact

Sun Pacific Holding Corp. (Trading Symbol: SNPW)

215 Gordons Corner Road

Manalapan, NJ 07726

Phone: +1 (888) 845-0242 Email: ir@sunpacificholding.com

Websites: www.sunpacificholding.com   www.medrecycler.com

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